Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Complete Solaria, Inc. on Amendment No. 1 to Form S-1 (No. 333-273820) of our report dated April 6, 2023, which includes an explanatory paragraph as to the Freedom Acquisition I Corp.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Freedom Acquisition I Corp. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 24, 2023